UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
ACT OF 1934

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METALDYNE CORPORATION

(formerly known as MascoTech, Inc.)

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METALDYNE CORPORATION
47603 Halyard Drive
Plymouth, Michigan 48170-2429

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: May 5, 2005 Time: 9:00 a.m. Place: Metaldyne Corporation 47659 Halyard Drive Plymouth, Michigan 48170-2429

The purposes of the Annual Meeting are:

1.	To elect a Board of Directors consisting of ten members; and

2.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the meeting or any adjournment thereof.

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005 is enclosed.

Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the meeting, you are requested to sign and return the Proxy in the enclosed postage prepaid envelope.

By Order of the Board of Directors, /s/ R. Jeffrey Pollock

R. Jeffrey Pollock Secretary

April 20, 2005

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF
METALDYNE CORPORATION

May 5, 2005

GENERAL INFORMATION

The solicitation of the enclosed Proxy is made by the Board of Directors of Metaldyne Corporation for use at the Annual Meeting of Stockholders of Metaldyne to be held at our offices at 47659 Halyard Drive, Plymouth, Michigan 48170-2429, on Thursday, May 5, 2005 at 9:00 a.m., and at any adjournment or postponement of the meeting. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 22, 2005.

We will bear the expense of this solicitation, which will be made by regular mail. Stockholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the meeting. On that date, there were 42,813,184 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of outstanding common stock entitles the holder to one vote. A quorum for the conduct of business consists of a majority of the outstanding shares of common stock represented in person or by proxy at the meeting. Abstentions will be counted toward the establishment of a quorum.

The shares represented by the Proxy will be voted as instructed, if received in time for the meeting. Any stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy, or by notifying us in writing (Attention: R. Jeffrey Pollock, Secretary, at our executive offices at 47603 Halyard Drive, Plymouth, Michigan 48170-2429) of such revocation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Ten members of the Board of Directors are to be elected at this year's meeting. The Shareholders Agreement entered into in connection with our November 28, 2000 recapitalization contains contractual provisions regarding the election of our directors. Owners of an aggregate of approximately 96% of our outstanding common stock are party to the Shareholders Agreement.

The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause:

(1)	an amendment to our Bylaws to provide that the authorized number of directors on our Board of Directors shall be as recommended by Heartland Industrial Partners, L.P. ("Heartland") in its sole discretion; and

(2)	the election to the Board of Directors of:

•	such number of directors as shall constitute a majority of the Board of Directors as designated by Heartland;

•	one director designated by Masco Corporation ("Masco"); and

•	one director designated by Credit Suisse First Boston Equity Partners, L.P. ("CSFB") after consultation with Heartland.

As a result of the Shareholders Agreement, Heartland has the ability to elect a majority of the directors. See also "Certain Relationships and Related Transactions — Metaldyne Shareholders Agreement." Richard Manoogian, Masco's current designee, has tendered his resignation from the Board of Directors effective as of May 4, 2005 and will not stand for re-election. Masco has not designated a director nominee to replace Mr. Manoogian.

The Board of Directors expects that the persons named in the Proxy will vote the shares represented by each Proxy for the election as directors of the nominees listed below unless a contrary direction is indicated. Directors are elected by a plurality of the votes cast. Abstentions (indicated on the Proxy as "withhold authority") will not be treated as votes cast, and therefore will not affect the election.

The following information describes the backgrounds and business experience of the nominees for director as set forth below:

Gary M. Banks, 55, was elected as one of our directors in November 2000 and is a Senior Managing Director of Heartland. He served as a Director of Documentum, Inc., an enterprise content management company, from March 1998 to December 2003, and as Vice President and Chief Information Officer of Sithe Energies, an electricity generation trading company, from October 1999 to May 2000. From August 1998 to July 1999, he was Vice President and Chief Information Officer for Xerox Corporation, a manufacturing company. From June 1992 to July 1998, Mr. Banks served as a Director MIS for the agricultural division of Monsanto Inc., a life sciences company. Before joining Monsanto he spent 15 years with Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Banks is also a director of TriMas Corporation.

Charles E. Becker, 58, was elected as one of our directors in May 2002 and was the Chief Executive Officer and co-owner of Becker Group, Inc., a global automotive interiors components supplier, for over 25 years. Mr. Becker is also the owner and Chairman of Becker Ventures, LLC, which was established in 1998 to invest in a variety of business ventures, including manufacturing, real estate and services industries. Mr. Becker is a director of TriMas Corporation.

Marshall A. Cohen, 70, was elected as one of our directors in November 2000. Mr. Cohen is Counsel at the Canadian law firm of Cassels Brock and Blackwell. He is a director of American International Group, Inc., Barrick Gold Corporation, The Toronto-Dominion Financial Group, The Goldfarb Corporation, Lafarge N.A., Premcor Inc., Collins & Aikman Corporation, and Chairman of Golf Town Income Fund and IBI Income Fund, which are income trusts listed on the Toronto Stock Exchange. From November 1988 to September 1996, he was President and Chief Executive Officer and a director of The Molson Companies Limited. Mr. Cohen serves on the Advisory Board of Heartland.

Cynthia L. Hess, 48, was elected as one of our directors in November 2000. She is the owner and Chief Executive Officer of Hess Group LLC. Prior to forming Hess Group in 2002, she was a Senior Managing Director of Heartland. She was formerly Vice President of Corporate Quality for DaimlerChrysler Corporation, where she led the corporate strategy for quality improvement and facilitated quality plan execution. In her 22 years with DaimlerChrysler, Ms. Hess held various engineering, manufacturing and procurement supply positions.

Timothy D. Leuliette, 55, was elected as one of our directors in November 2000 and currently serves as our Chairman of the Board and President and Chief Executive Officer. Mr. Leuliette was elected Chairman of the Board effective April 1, 2002 and became our President and Chief Executive Officer on January 1, 2001. He is a Senior Managing Director and one of the co-founders of Heartland. In 1996, Mr. Leuliette joined Penske Corporation as President and Chief Operating Officer to address operational and strategic issues. From 1991 to 1996, he served as President and Chief Executive Officer of ITT Automotive. He also serves on a number of corporate and charitable boards, including Collins & Aikman Corporation and TriMas Corporation, and served as a director of The Federal Reserve Bank of Chicago, Detroit Branch.

J. Michael Losh, 58, was elected as one of our directors in November 2000 and served as our Chairman of the Board from February 2001 to April 2002. He has served as the interim Chief Financial Officer of Cardinal Health Inc. since July 2004 and is a member of its Board of Directors. He was the Executive Vice President and Chief Financial Officer of General Motors Corporation from 1994 to 2000, and prior to that, Vice President and Group Executive of North American Vehicle Sales, Service and Marketing from 1992 to 1994. Mr. Losh is also a director of AMB Property Corporation, AON Corporation, H.B. Fuller Company, Masco Corporation, and TRW Automotive.

Wendy Beale Needham, 53, was the Managing Director of Global Automotive Research at CSFB from 2000 until her retirement in 2003. She provided in-depth analysis of U.S.-based auto and auto parts manufacturers and coordinated the global automotive research effort. Prior to CSFB, Mrs. Needham was Principal, Automotive Research, at Donaldson, Lufkin and Jenrette from 1996 to 2000. Mrs. Needham is also a director of Genuine Parts Co.

David A. Stockman, 58, was elected as one of our directors in November 2000. He is a Senior Managing Director and the founder of Heartland, a buyout firm established in 1999, focused on industrial buyouts and buildups. Prior to founding Heartland, he was a senior managing director of The Blackstone Group L.P. and had been with Blackstone since 1988. Mr. Stockman currently serves as the President and Chief Executive Officer and Chairman of the Board of Collins & Aikman Corporation. He is also a director of TriMas Corporation and Springs Industries, Inc.

Daniel P. Tredwell, 46, was elected as one of our directors in November 2000. Mr. Tredwell is a Senior Managing Director and one of the co-founders of Heartland. He has two decades of leveraged financing and private equity experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. until 1999, and had been with Chase Securities and its predecessors since 1985. Mr. Tredwell is a director of Collins & Aikman Corporation, TriMas Corporation and Springs Industries, Inc.

Samuel Valenti, III, 58, was elected as one of our directors in November 2000 and is a Senior Managing Director of Heartland and Chairman of Valenti Capital LLC. He has been a director and President of Masco Capital Corporation since 1988. Mr. Valenti was formerly Vice President — Investments of Masco from May 1977 to October 1998. Mr. Valenti is the Chairman of the Board of TriMas Corporation.

BOARD AND COMMITTEE MEETINGS; CORPORATE GOVERNANCE

During 2004, the Board of Directors held 11 meetings, the Audit Committee held 11 meetings and the Compensation Committee held 4 meetings. All members of the Board of Directors attended either in person or telephonically 75% or more of the meetings of the Board of Directors and committees of the Board of Directors on which they served, except that Mr. Becker missed 4 Board meetings; Ms. Hess missed 3 Board meetings; and Mr. Stockman missed 5 Board meetings and 3 Compensation Committee meetings. Notwithstanding the absences described above, Mr. Stockman regularly conferred with members of the Company's management team, the Board of Directors and Heartland in order to continuously monitor the performance of the Company.

The Company does not have a formal policy with regard to Director attendance at the Company's Annual Meeting of Stockholders. The Company did not hold an Annual Meeting of Stockholders in 2004, however, 8 Board members attended the Company's 2003 Annual Meeting of Stockholders.

The Company does not have a nominating committee or a committee performing similar functions because the composition of its Board of Directors is dictated by the terms of the Shareholders Agreement. See "Certain Relationships and Related Transactions — Metaldyne Shareholders Agreement." Accordingly, the Board does not participate in the consideration of director nominees and it does not have a charter or similar document relating to board nominations. Except as contemplated by the Shareholders Agreement, the Board will not consider director candidates recommended by security holders.

Audit Committee.    The Board of Directors of the Company has established an Audit Committee in accordance with Section 3(a)(58)(a) of the Securities Exchange of Act of 1934 (the "Exchange Act"). The Audit Committee assists the Board in fulfilling its oversight responsibilities regarding: (1) the integrity of the Company's financial statements and systems of internal accounting and financial controls; (2) the qualifications, independence and performance of the Company's independent auditors; (3) the performance of the Company's internal audit function; and (4) compliance by the Company with applicable legal and regulatory requirements, and the Company's internal ethics policies. The Audit Committee operates under a written charter adopted by the Board of Directors, which was revised on November 5, 2004. A copy of the revised Audit Committee Charter is attached to this Proxy Statement as Appendix A.

The Audit Committee currently consists of Messrs. Tredwell, Losh and Cohen. Mr. Cohen is independent as defined in the New York Stock Exchange Listing Standards and Mr. Losh would be independent absent his consulting relationship with the Company. See also "Certain Relationships and Related Party Transactions — Consulting Relationship with Losh." The Board has determined that Mr.

Losh is an audit committee financial expert. In addition, each member of the Audit Committee is financially literate, each has considerable qualifications and extensive experience with the Company and other public and private entities, and each has demonstrated unique leadership capabilities to serve as members of the Board's Audit Committee.

Compensation Committee.    The Compensation Committee is responsible for developing and maintaining our compensation strategies and policies. The Compensation Committee is responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time.

Code of Ethics.    We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of the code of ethics was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Amendments to the code of ethics or any grant of a waiver from a provision of the code of ethics requiring disclosure under applicable SEC rules, if any, will be disclosed on our website at www.metaldyne.com.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2005 by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	our Chief Executive Officer and each of our four other most highly compensated executive officers during fiscal 2004 who were serving as executive officers at the end of fiscal 2004 (the "Named Executive Officers"); and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the "SEC") governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, we believe each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. There are significant provisions relating to voting and transfers of our common stock in the Shareholders Agreement described under "Certain Relationships and Related Transactions." As of April 1, 2005, we had 42,813,184 shares of common stock outstanding. The number of outstanding shares does not include 31,576 shares of common stock that certain of our employees, including certain of the Named Executive Officers, were entitled to receive upon vesting of restricted stock units held by them. These shares have not yet been received as certain of the employees made voluntary elections to defer receipt of shares of common stock that they otherwise would have received upon vesting of the restricted stock units. See also "Compensation of Executive Officers — 2004 Stock Option Exchange Program."

Beneficial Owner	Shares of Common Stock	Percent of Class
Heartland Industrial Associates, L.L.C., 55 Railroad Avenue, Greenwich, Connecticut 06830(l)(2)	21,425,931	50.05%
Credit Suisse First Boston Equity Partners, L.P., 11 Madison Avenue, New York, New York 10010(3)	10,532,545	24.60%
Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180	2,492,248	5.82%
Thomas A. Amato(5)(7)	1,929.75	*
Gary M. Banks(2)	__	__
Charles E. Becker(4)	__	__
Thomas V. Chambers(5)	__	__
Marshall A. Cohen	__	__
Cynthia L. Hess(2)	__	__
Timothy D. Leuliette(2)(5)(6)	__	__
J. Michael Losh	__	__
Richard A. Manoogian(8)	1,498,975	3.50%
Wendy Beale Needham	__	__
Joseph Nowak(5)	7,403	*
Jeffrey M. Stafeil(5)(9)	__	__
David A. Stockman(2)	__	__
Bruce Swift (5)	3,827	*
Daniel P. Tredwell(2)	__	__
Samuel Valenti, III(2)	__	__
All executive officers and directors as a group (15 persons)(10)	1,508,308.75	3.52%

* Less than 1%.

(1)	The 21,425,931 shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. ("Heartland LLC") as the general partner of certain limited partnerships which hold these shares directly as follows: 19,922,184 shares are held by Metaldyne Investment Fund I, LLC; 292,574 shares are held by Metaldyne Investment Fund II, LLC; and 1,211,173 are held by HIP Side-By-Side Partners, L.P. Heartland LLC is also the general partner of Heartland. In addition, by reason of the Shareholders Agreement summarized under "Election of Directors" and "Certain Relationships and Related Transactions," Heartland LLC may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Shareholders Agreement. Such beneficial ownership is disclaimed.

(2)	As described in footnote 1 above, 21,425,931 shares are beneficially owned by Heartland LLC. Mr. Stockman is the Managing Member of Heartland LLC, but disclaims beneficial ownership of such shares. Messrs. Banks, Leuliette, Tredwell and Valenti and Ms. Hess are also members of Heartland LLC and also disclaim beneficial ownership of these shares. The business address for Messrs. Banks, Leuliette, Tredwell and Valenti is 55 Railroad Avenue, Greenwich, CT 06830.

(3)	Of the 10,532,545 shares of common stock beneficially owned by CSFB, 7,402,831 shares are held directly by CSFB; 2,069,282 shares are held by Credit Suisse First Boston Equity Partners (Bermuda), L.P; 6,610 shares are held by Credit Suisse First Boston U.S. Executive Advisors, L.P.; 533,168 shares are held by EMA Partners Fund 2000, L.P.; 343,139 shares are held by EMA Private Equity Fund 2000, L.P.; and 177,515 shares are held by certain CSFB employee funds. In addition, by reason of the Shareholders Agreement, CSFB may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Shareholders Agreement. Such beneficial ownership is disclaimed. Affiliated funds of CSFB are limited partners of Heartland and disclaim beneficial ownership of all shares held by Heartland and its affiliates.

(4)	Affiliates of Mr. Becker are limited partners of Heartland, and he disclaims beneficial ownership of all shares held by Heartland and its affiliates.

(5)	Does not include option grants under our stock option plan, which are subject to vesting provisions and are not presently exercisable. Vested options will be exercisable following an initial public offering of our common stock and under certain circumstances, such as a change of control, vesting of options and exercisability may accelerate.

(6)	Does not include 25,836 shares of common stock that Mr. Leuliette is entitled to receive as a result of the vesting of restricted stock units that he received pursuant to the Company's 2004 Stock Option Exchange Program. Mr. Leuliette has elected to defer receipt of these shares until the earlier of his retirement or termination of employment with the Company.

(7)	Does not include 1,148 shares of common stock that Mr. Amato is entitled to receive as a result of the vesting of restricted stock units that he obtained pursuant to the Company's 2004 Stock Option Exchange Program. Mr. Amato has elected to defer receipt of these shares until the earlier of his retirement or termination of employment with the Company.

(8)	Includes 661,260 shares owned by The Richard and Jane Manoogian Foundation, for which Mr. Manoogian serves as a director. He shares voting and investment power with respect to the securities owned by the foundation, but Mr. Manoogian disclaims beneficial ownership of such securities. Mr. Manoogian is also Chairman of the Board of Masco as well as its Chief Executive Officer. None of the shares beneficially owned by Mr. Manoogian are attributed to or reported as beneficially owned by Masco.

(9)	Mr. Stafeil is a Senior Managing Director of Heartland and a member of Heartland Additional Commitment Fund, LLC, which is a limited partner of Heartland. He disclaims beneficial ownership of all shares held by Heartland.

(10)	This total excludes shares of common stock underlying outstanding stock options and shares of common stock that have not yet been received by the executive officers as a result of voluntary elections to defer receipt of such shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised entirely of non-employee directors and is generally responsible for developing, implementing, monitoring and administering the compensation plans and programs of the Company.

Compensation Philosophy and Policy

The Compensation Committee's compensation philosophy is designed to support the primary objective of creating value for the Company's stockholders. The Compensation Committee believes that the following compensation strategies for the Company's executive officers, including the Chief Executive Officer, help achieve this objective:

•	Attract and retain talented executives — The Company provides its executive officers with a total compensation package (including base salary, annual bonus, long term incentives and benefit programs) that is comparable to the executive compensation packages provided by other similarly sized companies in the automotive industry, with greater weight given to base salary and bonus opportunity in the absence of a current public market for the Company's common stock. The Compensation Committee conducts an annual review of the Company's compensation programs and makes annual salary adjustments after examining each executive officer's current responsibilities and individual performance.

•	Emphasize pay for performance — The Company believes in offering its executive officers bonuses as incentive compensation if certain performance targets are met. To that end, the Company currently maintains the Annual Value Creation Plan (the "AVCP"). The AVCP provides each executive officer with an annual cash bonus opportunity, expressed as a percentage of base salary, and based upon the attainment of specified performance objectives. The final award is 75% based on the Company's performance (in the case of the Company's Group Presidents, for 2004, this component was 35% based on Company performance and 40% based on business unit performance) and 25% based on individual performance. Bonuses under the AVCP can be awarded up to 240% of the target bonus level depending on performance metrics.

•	Encourage management stock ownership — The Compensation Committee firmly believes that long-term stockholder value will be significantly enhanced by aligning the financial interests of executives and stockholders through the use of equity-based long-term incentive compensation. As a result, the Company adopted the 2001 Long Term Equity Incentive Plan (the "Plan"). Each executive officer receives an initial stock option award under the Plan and may receive additional stock option awards or other forms of equity-based compensation based on competitive market conditions, his level of responsibility for the management and growth of the Company, and individual contributions.

The Compensation Committee's policy is to preserve federal income tax deductions for the Company for compensation paid to our executive officers, to the extent preservation of such deduction is otherwise consistent with the best interests of the Company and its stockholders. To that end, the Compensation Committee retains the flexibility necessary to provide total compensation in line with competitive practice and its compensation philosophy.

2004 Stock Option Exchange Program

The Company implemented a voluntary stock option exchange program in January 2004 (the "2004 Stock Option Exchange Program") after determining that the outstanding stock option awards under the Plan were no longer an effective component of the Company's overall compensation strategy, as the exercise price of each outstanding option was well in excess of the fair market value of the Company's common stock. The net effect of the option exchange was that the Company provided those individuals electing to participate with a combination of new stock options and restricted stock units in exchange for their outstanding "underwater" stock options. The terms of the 2004 Stock Option Exchange Program are more fully described under "Compensation of Executive Officers — 2004 Stock Option Exchange Program."

2004 Chief Executive Officer Compensation

In establishing Mr. Leuliette's total compensation package for 2004, the Compensation Committee considered the overall performance of the Company, Mr. Leuliette's leadership, strategic insight and industry experience as well as the same basic criteria used to evaluate its other executives. In 2004, Mr. Leuliette earned a $350,000 bonus.

Compensation Committee David A. Stockman, Chairman Marshall A. Cohen J. Michael Losh Richard A. Manoogian

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table provides certain summary information concerning compensation paid to, earned by, or accrued for, our Named Executive Officers for each of the last three completed fiscal years.

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus($)(1)	Other Annual Compensation ($)(2)		Securities Underlying Options(#)(3)	Restricted Stock Awards($)(4)(5)	All Other Compensation ($)(6)
Timothy D. Leuliette	2004	1,500,000	350,000	371,923	(7)	981,782	219,606	25,768
President and Chief	2003	1,500,000	1,250,000	417,777	(7)	—	—	214,040
Executive Officer	2002	1,000,000	1,650,000	290,633	(7)	—	—	145,208
Jeffrey M. Stafeil	2004	312,500	100,000	37,804		—	—	12,592
Executive Vice	2003	251,727	123,750	28,739		107,153	—	15,029
President and Chief	2002	150,260	179,652	19,967		—	—	7,528
Financial Officer (8)
Joseph Nowak	2004	350,000	114,466	34,073		145,421	24,876	35,836
President, Chassis	2003	274,229	203,246	28,945		—		46,011
Group	2002	261,170	234,857	25,943		—	—	9,141
Thomas A. Amato	2004	209,470	67,156	16,445		43,626	7,462	19,034
Executive Vice	2003	200,970	83,249	14,568		—	—	23,469
President, Commercial Operations	2002	189,000	117,315	13,702		—	—	6,615
Bruce R. Swift	2004	450,000	131,050	6,286		145,421	24,876	28,830
Former President,	2003	242,308	320,000	11,079		153,075	—	10,990
Driveline Group (9)	2002	—	—			—	—	—

(1)	Each named executive officer is eligible for a performance bonus under our Annual Value Creation Plan ("AVCP"). Bonuses under the AVCP are paid in the year subsequent to which they are earned. This table reports bonuses in the year earned. Also includes discretionary bonuses paid to certain of the Named Executive Officers.

(2)	Includes perquisites to each of the Named Executive Officers and consists of a car allowance, benefits paid under the Company's executive flexible allowance plan and a gross-up to cover taxes paid on these perquisites. The flexible allowance plan provides our executive officers with reimbursement for certain designated items, including supplemental life insurance, personal liability insurance, club memberships, financial and estate planning and income tax preparation.

(3)	For 2004, includes options issued pursuant to the 2004 Stock Option Exchange Program. See also "Compensation of Executive Officers — 2004 Stock Option Exchange Program."

(4)	For 2004, includes restricted stock units issued pursuant to the 2004 Stock Option Exchange Program.

(5)	Does not reflect cash payments made to Messrs. Nowak and Amato upon vesting of restricted stock awards, which were issued to each of them under the MascoTech, Inc. 1991 Long Term Stock Incentive Plan. Upon vesting of these awards in 2002, 2003 and 2004, Messrs. Nowak and Amato each elected to receive cash payments in lieu of common stock. The cash payments made to Messrs. Nowak and Amato were as follows: $114,015 in 2002, $114,015 in 2003 and $120,869 in 2004 for Mr. Nowak; and $62,918 in 2002, 61,527 in 2003, and 65,226 in 2004 for Mr. Amato.

(6)	Includes Metaldyne contributions under our qualified and nonqualified defined contribution retirement plans for the accounts of each of the Named Executive Officers. Certain of these contributions are subject to vesting requirements. These amounts include:

For 2004

•	matching contributions under our 401(k) retirement savings plan in the amount of $6,150 for each of Messrs. Stafeil, Swift, Nowak, and Amato;

•	contributions under our retirement foundation plan in the amount of $25,768 for Mr. Leuliette, $6,442 for Mr. Stafeil, $21,869 for Mr. Swift, $25,768 for Mr. Nowak, and $12,884 for Mr. Amato; and

•	contributions under the Metaldyne Executive Retirement Plan in the amount of $811 for Mr. Swift and $3,918 for Mr. Nowak.

For 2003

•	matching contributions under our 401(k) retirement savings plan in the amount of $6,000 for Mr. Stafeil, $1,298 for Mr. Swift, $4,517 for Mr. Nowak, and $6,000 for Mr. Amato;

•	contributions under our retirement foundation plan in the amount of $25,040 for Mr. Leuliette, $6,260 for Mr. Stafeil, $23,483 for Mr. Nowak, and $11,410 for Mr. Amato; and

•	contributions under the Metaldyne Executive Retirement Plan in the amount of $189,000 for Mr. Leuliette, $2,769 for Mr. Stafeil, $9,692 for Mr. Swift, $18,011 for Mr. Nowak, and $6,059 for Amato.

For 2002

•	matching contributions under our 401(k) retirement savings plan in the amount of $4,508 for Mr. Stafeil;

•	contributions under a profit sharing/retirement savings plan in the amount of $25,208 for Mr. Leuliette, $3,020 for Mr. Stafeil, $7,000 for Mr. Nowak, and $6,615 for Mr. Amato; and

•	contributions under certain other non-qualified plans in the amount of $120,000 for Leuliette and $2,141 for Nowak.

(7)	Includes imputed income in the amount of approximately $309,307 in 2004, $352,068 in 2003 and 259,196 in 2002, which is attributable to Mr. Leuliette as a result of his personal use of a corporate chartered aircraft.

(8)	Mr. Stafeil has been our Executive Vice President and Chief Financial Officer since July 16, 2003.

(9)	Mr. Swift served as our President, Driveline Group from June 16, 2003 through January 31, 2005.

Option Grants In Last Fiscal Year

The following table shows options granted to the Named Executive Officers during fiscal 2004.

Name	Number of Securities Underlying Options Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	Grant Date Present Value (1)
Timothy D. Leuliette	981,782	51.0%	$8.50	12/31/10	—
Jeffrey M. Stafeil (2)	—	—	—	—	—
Joseph Nowak	43,626	2.3%	$6.50	03/08/11	—
	43,626	2.3%	$6.50	11/01/11	—
	58,169	3.0%	$6.50	11/01/11	—
Thomas A. Amato	43,626	2.3%	$6.50	10/01/11	—
Bruce R. Swift	145,421	7.5%	$6.50	11/06/13	—

(1)	The present value of the options as of their grant date is not presented as it is not meaningful in the context of Metaldyne's common stock being privately held.

(2)	In February 2005, Mr. Stafeil received options to purchase 153,075 shares of common stock of the Company in exchange for his outstanding stock options. See also "2004 Stock Option Exchange Program"

Option Exercises And Year-End Option Value

No options were exercised in 2004 by any of the Named Executive Officers.

2004 Stock Option Exchange Program

In January 2004, under the terms of the 2004 Stock Option Exchange Program, eligible Company employees, including the Named Executive Officers, were given the opportunity to voluntarily cancel all outstanding stock options previously granted to them in exchange for (1) new stock options to purchase 95% of the shares subject to the cancelled options, to be granted on July 16, 2004, and (2) one restricted stock unit ("RSU") for each forty shares of common stock underlying the cancelled options, to be granted upon cancellation of outstanding options, which occurred on January 15, 2004. Each RSU entitled its holder to one share of common stock, subject to satisfaction of a seven-month vesting schedule, and the right to receive a reload option if a Change in Control, as defined, occurred before July 15, 2004. Since a Change in Control did not occur before July 15, 2004, no reload options were issued. On August 15, 2004, 44,970 of the RSUs granted on January 15, 2004 vested. RSU holders had the ability to defer receipt of the shares of common stock to be received upon vesting. Also, on July 16, 2004, 1,708,884 new options were granted to participants in the option exchange program. These new options vested 40% upon grant and 30% will vest annually on July 16, 2005 and July 16, 2006, subject to certain conditions.

In addition, on February 17, 2005, Mr. Stafeil received new stock options in exchange for his outstanding stock options. The replacement stock options entitle Mr. Stafeil to purchase the same number of shares of common stock as the cancelled options. These options vested 40% upon grant and 30% will vest annually on July 16, 2005 and July 16, 2005, subject to certain conditions.

The following table provides additional details of the "repricings" described above for each of the current and former executive officers of the Company:

10-Year Option Repricing Table

Name	Date (1)	Number of Securities Underlying Options at Time of Cancellation(#)	Exercise Price of Cancelled Options($)	Market Price of Common Stock on Date of Grant of New Options($)(2)	Number of Securities Underlying New Options(#)(3)	New Exercise Price($)(4)	Option Term (5)
Timothy D. Leuliette	1/15/04	1,033,455	16.90	6.50	981,782	8.50	12/31/10
President and Chief Executive Officer
Jeffrey M. Stafeil	2/17/05	45,922	16.90	6.50	45,922	6.50	4/01/11
Executive Vice President, Chief Financial Officer		107,153	16.90	6.50	107,153	6.50	11/06/13
Joseph Nowak	1/15/04	45,922	16.90	6.50	43,626	6.50	3/08/11
President, Chassis Group		45,922	16.90	6.50	43,626	6.50	11/01/11
Thomas A. Amato	1/15/04	45,922	16.90	6.50	43,626	6.50	10/01/11
Executive Vice President, Commercial Operations
Karen A. Radtke	1/15/04	45,922	16.90	6.50	43,626	6.50	9/01/11
Vice President, Treasurer
Bruce R. Swift	1/15/04	153,075	16.90	6.50	58,168	6.50	11/06/13
Former President, Engine Group
George P. Thanopoulos	1/15/04	45,922	16.90	6.50	17,450	6.50	3/08/11
Former President,		45,922	16.90	6.50	17,450	6.50	11/01/11
Driveline Group		61,231	16.90	6.50	23,268	6.50	6/01/12

(1)	Represents the date on which the original option was cancelled.

(2)	As there is no public market for the Company's Common Stock, this column reflects the Compensation Committee's determination that the fair market value of the Company's common stock was $6.50 on July 16, 2005. In reaching its determination, the Compensation Committee considered the valuation report of an independent third party, which indicated that the fair value of the Company's Common Stock was $4.80 (assuming the removal of the lack of marketability and minority discount applied for purposes of the independent third party's valuation, the fair value would have ranged between $8.50 and $9.00 per share). In addition, the independent third party's fair value determination was used for purposes of the stock based compensation disclosure contained in the notes to the Company's consolidated financial statements which are included in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005.

(3)	For Messrs. Swift and Thanopoulos, represents only the number of vested shares of common stock underlying the new options. Messrs. Swift and Thanopoulos each received new options to purchase a total of 145,421 shares of common stock, however, 60% of the shares underlying the new options were forfeited upon their respective terminations.

(4)	Notwithstanding the Compensation Committee's determination of fair market value, and the terms of the 2004 Stock Option Exchange Program, Mr. Leuliette voluntary agreed to an exercise price of $8.50 per share.

(5)	All new options have the same option term as the corresponding cancelled option.

Pension Plans

Messrs. Nowak and Amato have accrued benefits under our defined benefit plans and have approximately 18 and 8.5 years of credited service, respectively. As of December 31, 2002, benefit accruals under our plans were frozen and no further accruals can be earned by plan participants. For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by us prior to retirement. Vesting occurs after five full years of employment. The approximate annual benefits payable upon retirement if Messrs. Nowak and Amato were to retire at age 65 are $24,263 and 11,727, respectively. Messrs. Leuliette, Stafeil, and Swift have not participated in any of our defined benefit plans.

Compensation of Directors

Outside directors who are not affiliated with Heartland receive cash compensation of $50,000 per year for their service as members of the Board of Directors, and they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, outside directors not affiliated with Heartland are eligible to receive awards under our 2001 Long Term Equity Incentive Plan.

In February 2005, the Compensation Committee approved the payment of a one-time bonus to Mr. Cohen in recognition of his efforts as Chairman of the special committee appointed to lead the internal investigation that was concluded during November 2004. Pursuant to the terms of the bonus award, Mr. Cohen may elect to receive a cash bonus of $75,000 or an equivalently valued stock option grant. The terms of the stock option grant have yet to be determined and therefore Mr. Cohen has not been presented with the terms of the award.

Employment and Separation Agreements

Messrs. Leuliette, Stafeil, Nowak and Amato are each parties to employment agreements with the Company. Each agreement states that the employee shall devote his full business time and efforts to the performance of his duties and responsibilities and provides for a specified annual salary and certain other benefits, including the right to participate in the AVCP and the Metaldyne 2001 Long Term Equity Incentive Plan.

Mr. Stafeil's agreement terminates on December 31, 2005 and Messrs. Leuliette's, Nowak's and Amato's agreements terminate on December 31, 2006, and each agreement is automatically renewable for successive one-year terms unless the Company or the executive provides 30 days advance written notice of non-renewal. However, each agreement provides that the executive's employment with the Company is terminable at will by either party, at any time, and for any reason. In the event that we terminate the executive "without cause" (other than due to death or "disability"), or the executive terminates his employment with the Company for "good reason" (as such terms are defined in the agreements), the executive would be entitled to a severance package. In the event of non-renewal of the employment agreement, the executive would not receive the foregoing severance package unless he subsequently terminates his employment for good reason or is terminated without cause. Mr. Leuliette's severance package would consist of salary and bonus continuation payments for a period of 36 months, certain benefit continuation for a period of 18 months and a prorated bonus for the year of termination. The contracts of Messrs. Stafeil, Nowak and Amato provide for salary and bonus continuation of 24 months, certain benefit continuation for a period of 18 months, and a prorated bonus for the year of termination. During the term of each executive's employment agreement, if the executive is terminated without cause, or the executive terminates his employment with good reason, within three years following a "change of control" (as such term is defined in the agreements), a lump sum severance payment equal to three times the executive's base salary and target bonus with benefit continuation is provided. This payment may be further increased to cover taxes in the event it constitutes an excess parachute payment to the executive.

Each of the employment contracts includes noncompetition, nonsolicitation and confidentiality covenants. The noncompetition period runs 2 years from termination of employment for Messrs. Leuliette, Swift, and Nowak and six months for Messrs. Stafeil and Amato. The noncompetition covenant does not apply in the event that the executive terminates his employment with the Company following nonrenewal of his employment contract with the Company.

Mr. Swift was also party to an employment agreement with the Company. In January 2005, we entered into a release agreement with Mr. Swift pursuant to which he resigned from the Company and his employment agreement was terminated. Pursuant to the terms of the release agreement, Mr. Swift was entitled to base salary and benefit continuation for a period of six months along with his gross bonus for 2004 under the AVCP. The release agreement also included a release of claims and an acknowledgement of the noncompetition, nonsolicitation and confidentiality covenants contained in Mr. Swift's original employment agreement.

PERFORMANCE GRAPH

Our common stock does not trade publicly. Because there was no market price for our common stock at any time during the past fiscal year, no meaningful presentation of cumulative total stockholder return is available.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, the Compensation Committee was composed of Marshall A. Cohen, J. Michael Losh, Richard A. Manoogian and David A. Stockman. None of Messrs. Cohen, Losh, Manoogian or Stockman is an employee of ours or is at present separately compensated for serving as one of our officers. Mr. Manoogian was formerly our President and Chief Executive Officer. Mr. Manoogian is the Chairman and Chief Executive Officer of Masco, which, along with us, is party to the Shareholders Agreement described under "Election of Directors" and "Certain Relationships and Related Party Transactions." Mr. Stockman is the Senior Managing Partner of Heartland, which has entered into a Monitoring Agreement and has various other relationships with us. See "Certain Relationships and Related Party Transactions." Mr. Losh is party to a consulting arrangement with us, which is described under "Certain Relationships and Related Party Transactions."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Metaldyne Shareholders Agreement

In connection with the November 2000 recapitalization, Heartland, CSFB, Masco, Richard Manoogian, their various affiliates and certain other stockholders of Metaldyne Corporation are parties to a Shareholders Agreement regarding their ownership of our common stock. References to a stockholder below refer only to those that are party to the Shareholders Agreement. References to Heartland and CSFB refer to all of their respective affiliated entities collectively, unless otherwise noted. Owners of an aggregate of approximately 96% of our outstanding common stock are party to the Shareholders Agreement.

Election of Directors.    The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause:

(1)	an amendment to our Bylaws to provide that the authorized number of directors on our board of directors shall be as recommended by Heartland in its sole discretion.

(2)	the election to the board of directors of:

•	such number of directors as shall constitute a majority of the board of directors as designated by Heartland;

•	one director designated by Masco; and

•	one director designated by CSFB after consultation with Heartland.

Masco's ability to designate one director to the Board of Directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the recapitalization, subject to certain exceptions. CSFB's ability to designate one director to the Board of Directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the November 2000 acquisition.

Transfers of Common Stock.    Prior to the date we have consummated a public offering of our common stock of at least $100 million (a "Qualifying Public Equity Offering"), the Shareholders Agreement restricts transfers of common stock except for transfers: (1) to a permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below and (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended.

Right of First Offer.    The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering, no stockholder party to the agreement may transfer any of its shares other than to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to us. We shall have the option for 15 business days to purchase such shares. If we decline to purchase the shares, then Heartland shall have the right to purchase such shares for an additional 10 business day period. Any shares not purchased by us or Heartland can be sold by such stockholder party to the agreement at a price not less than 90% of the price offered to us or Heartland.

Tag-Along Rights.    The Shareholders Agreement grants to the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland. These rights terminate upon a Qualifying Public Equity Offering.

Drag-Along Rights.    The Shareholders Agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of Metaldyne, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control. These rights terminate upon a Qualifying Public Equity Offering.

Information.    Pursuant to the Shareholders Agreement, each stockholder party to the agreement is entitled to receive our quarterly and annual financial statements. In addition, such stockholders who maintain 25% of their original equity investment in us will be entitled to receive, prior to a Qualifying Public Equity Offering, certain monthly financial information and certain other information as they may reasonably request and will have the opportunity to meet with our senior management on at least an annual basis.

Observer Rights.    Our stockholders who are also investors ("HIP Co-Investors") in one of Heartland's funds and have invested at least $40 million in our common stock or own at least 10% of our outstanding common stock, have the right to attend all meetings of the board of directors, including committees thereof, solely in a non-voting observer capacity. These rights terminate upon a Qualifying Public Equity Offering.

Preemptive Rights.    Subject to certain exceptions, the Shareholders Agreement provides that if we issue, sell or grant rights to acquire for cash any shares of common stock or options, warrants or similar instrument or any other security convertible or exchangeable therefore ("Equity Interests"), or any equity security linked to or offered or sold in connection with any of our Equity Interests, then we will be obligated to offer certain stockholders or Heartland the right to purchase at the sale price and on the same terms and conditions of the sale such amount of shares of common stock or such other Equity Interest as would be necessary for such stockholders or Heartland to maintain its then current beneficial ownership interest in us. These rights terminate upon a Qualifying Public Equity Offering by us.

Affiliate Transactions.    Subject to certain exceptions, the Shareholders Agreement provides that Heartland and its affiliates will not enter into transactions with us or our subsidiaries involving consideration in excess of $1 million without the approval of Masco and the HIP Co-Investors.

Registration Rights.    The Shareholders Agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, on the earlier of (1) five years after the closing of the recapitalization or (2) an initial public offering of Metaldyne, Heartland, CSFB, Masco and Richard Manoogian have the ability to demand the registration of their shares, subject to various hold back and other agreements. The Shareholders Agreement grants two demand registrations to Masco, one demand registration to Richard Manoogian, three demand registrations to CSFB and an unlimited number of demands to Heartland.

Approval and Consultation Rights.    The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering we will consult with CSFB in respect of any issues that in our good faith judgment are material to our business and operations. In addition, prior to a Qualifying Public Equity Offering, CSFB will have the right to approve:

•	certain acquisitions by us;

•	the selection of a chief executive officer;

•	certain debt restructurings; and

•	any liquidation or dissolution of us.

Monitoring Agreement

We and Heartland are parties to a Monitoring Agreement pursuant to which Heartland is engaged to provide consulting services to us with respect to financial and operational matters. Pursuant to the terms of the Monitoring Agreement, Heartland is entitled to receive a fee for such services equal to the greater of (1) $4 million or (2) 0.25% of our total assets. In addition to providing ongoing consulting services, Heartland has also agreed to assist in acquisitions, divestitures and financings, for which Heartland will receive a fee equal to 1% of the value of such transaction. The Monitoring Agreement also provides that Heartland will be reimbursed for its reasonable out-of-pocket expenses. In fiscal 2004, Heartland received a $4 million monitoring fee, approximately $1.0 million in transaction fees, and $.2 million in expense reimbursement pursuant to the terms of the Monitoring Agreement.

TriMas Stock Purchase Agreement

The following is a summary of certain terms of the stock purchase agreement among Heartland, TriMas Corporation and us relating to the TriMas divestiture, which we closed on June 6, 2002.

Consideration.    We consummated a stock purchase agreement with Heartland under which Heartland and other investors invested approximately $265 million to acquire approximately 66% of the fully diluted common stock of our subsidiary, TriMas. As a result of the investment and other transactions described below, we received $840 million in the form of cash, retirement of debt TriMas owed to us or which was owed by TriMas under our credit agreement and the repurchase of TriMas-originated receivables balances under our receivables facility. We retained shares of TriMas common stock valued at $120 million. In addition, we received warrants to purchase additional shares of TriMas' common stock valued at $15 million. The common stock and warrants were valued based upon the cash equity investment being made by Heartland and the other investors. On April 2, 2003, TriMas repurchased 1 million shares of its common stock from us at $20 per share, the same price as it was valued on June 6, 2002. Metaldyne currently owns approximately 24% (after giving effect to the Metaldyne warrant) of the fully diluted common stock of TriMas.

Employee Matters.    Pursuant to the stock purchase agreement, each outstanding option to purchase our common stock which has not vested and which is held by transferred employees was canceled on the closing date. Each option held by certain present and former employees which had vested on or prior to the closing date was replaced by options to purchase common stock of TriMas, with appropriate adjustments. In addition, TriMas agreed to reimburse us for (i) cash actually paid in redemption of certain restricted shares held by certain employees under restricted stock awards and (ii) 42.01% of the amount of cash actually paid to certain other employees by us in redemption of restricted stock awards held by such employees. TriMas also had certain other obligations to reimburse us for the allocated portion of its current and former employee related benefit responsibilities.

Representation and Warranties.    Pursuant to the stock purchase agreement, we and Heartland made a number of representations and warrants as to, among other things, due incorporation and good standing and corporate authority to enter into the contemplated transactions, absence of conflicts, required consents, filings with governmental entities, capitalization, ownership of subsidiaries, financial statements, absence of certain changes, absence of undisclosed material liabilities, compliance with laws and court orders, absence of pending litigation, finder's fees, timely filing of material tax returns, employee benefit plans and the receipt of commitment letters and other financing matters. The representations and warranties in the stock purchase agreement did not survive the closing date.

Principal Covenants.    The stock purchase agreement contains customary covenants for an agreement of this type, including, without limitation, the conduct of the TriMas business prior to the closing; access to information; employee benefit plans; repayments of debt; public announcements; confidentiality; and tax matters.

Intercompany Agreements and Guarantees.    Subject to limited exceptions for ordinary course agreements, all agreements between us or our subsidiaries, on the one hand, and TriMas and any of its subsidiaries, on the other hand, remaining in place as of the closing date were canceled or terminated on the closing date. Prior to and after the closing date, we and TriMas have mutually agreed to provide for or arrange for the provision of the same benefits each currently receives under certain contracts with third parties. The defined benefit plans maintained by us in which the TriMas employees participate (other than the MascoTech, Inc. Union Employees Pension Plan) were curtailed and frozen at closing with respect to the TriMas employees and we retained all assets and liabilities of the plans and the assets and liabilities of all 401(k) plans and other defined contribution and other non-ERISA retirement plans relating to TriMas employees and the TriMas units were assumed by TriMas as of closing (with a transitional period to effect the assumption).

Tax Matters.    Subject to limited exceptions, the provisions of the agreement relating to taxes provide that all consolidated tax benefits and detriments (including refunds and unpaid amounts) that may derive from periods prior to the closing will remain with us and all unconsolidated state tax benefits and detriments (including refunds and unpaid amounts) of a TriMas subsidiary will remain with that TriMas subsidiary.

Indemnification.    Subject to certain limited exceptions, we, on the one hand, and TriMas, on the other hand, retained the liabilities associated with their respective businesses. Accordingly, TriMas will indemnify us and hold us harmless from all liabilities associated with TriMas and its subsidiaries and their respective operations and assets, whenever conducted, and we will indemnify and hold harmless Heartland and TriMas from all liabilities associated with us and our subsidiaries (excluding TriMas and the other acquired TriMas entities) and their respective operations and assets, whenever conducted. In addition, we and TriMas have each agreed to indemnify one another for the other's allocated share (57.99% in our case and 42.01% in the case of TriMas) of liabilities not readily associated with either business, or otherwise addressed, including certain costs related to the November 2000 acquisition. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions will survive indefinitely and will be subject to a $50,000 deductible.

Corporate Services Agreement

We and TriMas were parties to a services agreement, pursuant to which TriMas reimbursed us for certain software licensing fees and other general corporate services for a fee of approximately $0.4 million in 2004. This services agreement terminated on June 30, 2004.

TriMas Sales Transactions

During 2004, we purchased fastener products from TriMas in the amount of approximately $0.3 million. These products are used primarily in our chassis-related business, and all prices were negotiated at competitive, arms' length terms.

TriMas Shareholders Agreement

Heartland, we and other investors are parties to a shareholders agreement regarding ownership of TriMas common stock. References to Heartland refer to all of its affiliated entities collectively, unless otherwise noted. The agreement contains certain other covenants for the benefit of the stockholder parties thereto.

Election of Directors.    The TriMas Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause (1) the election to the board of directors of such number of directors as shall constitute a majority of the board of directors as designated by Heartland; and (2) the election to the board of directors of up to two directors designated by us.

Transfers of Common Stock.    Prior to the date TriMas consummates a TriMas Qualifying Public Equity Offering (as defined), the TriMas Shareholders Agreement restricts transfers of common stock other than (1) to the permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below and (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act.

Right of First Offer.    The TriMas Shareholders Agreement provides that, prior to a TriMas Qualifying Public Equity Offering, no stockholder party to the agreement may transfer any of its shares other than to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to TriMas. If TriMas declines to purchase the shares, then Heartland shall have the right to purchase such shares. Any shares not purchased by TriMas or Heartland can be sold by such stockholder party to the agreement at a price not less than 90% of the price offered to TriMas or Heartland.

Tag-Along Rights.    The TriMas Shareholders Agreement grants to the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland. These rights terminate upon a TriMas Qualifying Public Equity Offering.

Drag-Along Rights.    The TriMas Shareholders Agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of TriMas, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control. These rights terminate upon a TriMas Qualifying Public Equity Offering.

Registration Rights.    The TriMas Shareholders Agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time TriMas files a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, following an initial public offering, each of Heartland and we have the ability to demand the registration of our shares, subject to various hold back, priority and other agreements. The TriMas Shareholders Agreement grants three demand registrations to us and an unlimited number of demands to Heartland.

Information.    Pursuant to the TriMas Shareholders Agreement, we are entitled to receive certain periodic, quarterly and annual financial statements.

Preemptive Rights.    Subject to certain exceptions, the TriMas Shareholders Agreement provides that if TriMas issues, sells or grants rights to acquire for cash any shares of common stock or options, warrants or similar instruments or any other security convertible or exchangeable therefore ("TriMas Equity Interests"), or any equity security linked to or offered or sold in connection with any TriMas Equity Interests, then TriMas will be obligated to offer us and certain other stockholders the right to purchase at the sale price such amount of shares of common stock or such other TriMas Equity Interests as would be necessary for us and such other stockholders to maintain our then current beneficial ownership interest in TriMas. These rights terminate upon TriMas Qualified Public Offering and we may not have the necessary capital to pursue these rights.

Affiliate Transactions.    Subject to certain exceptions, the TriMas Shareholders Agreement provides that Heartland and its affiliates will not enter into transactions with TriMas or any of its subsidiaries involving consideration in excess of $1 million without certain approvals.

Livonia Fittings Sale to TriMas

On May 9, 2003, we sold our specialized fittings business to TriMas for approximately $22.6 million in cash and, in connection therewith we subleased our Livonia, Michigan facility to TriMas. We received a fairness opinion in connection with the foregoing disposition to TriMas since it was an affiliate transaction. The Livonia, Michigan facility is subject to a lease for which we will remain responsible but the sublease payments from TriMas are intended to be sufficient to satisfy our obligations under the lease. The lease expires in January 2020 and has a monthly rental payment of $15,794. We remain liable under the terms of the original lease to the extent that the required monthly rent payments are not made by TriMas. The acquisition was structured as an asset purchase pursuant to which TriMas acquired substantially all of the assets and liabilities of the specialized fittings business whether arising prior to or after the date of acquisition other than the accounts payable and accounts receivable attributable to our operation of the business that arose prior to May 5, 2003. Additionally, TriMas assumed the assets and liabilities under our employee benefit plans with the respect to the employees and former employees of our specialized fittings business. Subject to certain exceptions, the acquisition agreement provides that we will indemnify TriMas for any liabilities that it faces as a result of the acquisition that are related to any of our lines of business other than the specialized fittings business and that TriMas will indemnify us for any liabilities that we may have as a result of our historical operations of the specialized fittings business.

Other Relationships with Heartland

Heartland Industrial Partners, L.P. is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various sectors of the North American economy that are well positioned for global consolidation and growth. The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of our officers and certain of our directors are members of the general partner, specifically Messrs. Banks, Leuliette, Tredwell, Stockman and Valenti and Ms. Hess. In addition, affiliates of one of our directors, Mr. Becker, are limited partners in Heartland with interests representing less than 5% of the commitments in Heartland, and one of our executive officers, Mr. Stafeil, is a Senior Managing Director of Heartland and a member of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed us that its limited partners include many financial institutions, private and government employee pension funds and corporations. We may, in the ordinary course of business, have on a normal, customary and arms' length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relationships. Heartland and its affiliates are able to control the Company's affairs in all cases, except for certain actions specified in a stockholders agreement among Heartland, CSFB and certain other investors. Under this stockholders agreement, specified actions require the approval of representatives of CSFB, until such time as the Company consummates a public common stock offering with specified terms.

Relationships with Masco

On November 12, 2004, we sold approximately 924,000 shares of TriMas common stock to Masco for $23, per share, or a total of $21.3 million.

Consulting Relationship with Losh

We are party to a consulting arrangement with Mr. Losh, who is one of our directors. Pursuant to the terms of the arrangement, Mr. Losh previously devoted an average of one day a week to various Metaldyne assignments that were developed in consultation with Mr. Leuliette. Mr. Losh received a fee of $184,000 for such services in 2004. In July 2004, we and Mr. Losh agreed to suspend performance of the consulting relationship for as long as Mr. Losh continues to serve as interim Chief Financial Officer of Cardinal Health Inc.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Company's Board of Directors has selected KPMG LLP ("KPMG") as the Company's independent accountants for the fiscal year ending January 1, 2006. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and they are expected to be available to respond to appropriate questions.

On June 20, 2003, the Audit Committee of the Board of Directors of the Company approved the initial appointment of KPMG as the Company's independent accountants, and the dismissal of

PricewaterhouseCoopers LLP, which had previously served in this capacity. During the years ended December 31, 2002 and 2001 and through June 20, 2003, KPMG had not been engaged as an independent accountant to audit either the financial statements of the Company or any of its subsidiaries, nor had it been consulted regarding the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or reportable event. However, KPMG was the auditor of the Company's Joint Venture with DaimlerChrylser Corporation during 2003.

During the years ended December 31, 2002 and 2001 and through June 20, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements for such years. The reports of PricewaterhouseCoopers LLP on the financial statements for the years ended December 31, 2002 and 2001, did not include any adverse opinion or disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2002 and 2001 and through June 20, 2003, PricewaterhouseCoopers LLP reported no material weaknesses in the Company's internal control systems and there were no other reportable events as defined in Regulation S-K Item 304(a)(1)(v).

We initially provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures in June 2003. At that time, PricewaterhouseCoopers provided us with a letter, dated June 24, 2003, stating whether or not it agreed with the above statements. A copy of PricewaterhouseCoopers' letter is filed as Exhibit 16 to our Current Report on Form 8-K dated June 2003, which was filed with the Securities and Exchange Commission on June 26, 2003.

Audit Fees

Fees: Fees for all services provided by KPMG for the fiscal years ended January 2, 2005 and December 29, 2003 were as follows:

•	Audit Fees: Aggregate fees for professional services rendered by KPMG in connection with its audit of the Company's financial statements as of, and for the fiscal years ended January 2, 2005 and December 29, 2003, and its limited reviews of the Company's unaudited interim financial statements as of and for the years ended January 2, 2005 and December 28, 2003 were approximately $2.37 million and $3.01 million, respectively.

•	In addition to the fees described above, aggregate fees of approximately $.259 million and $.259 million were billed by KPMG during the years ended January 2, 2005 and December 28, 2003, respectively, primarily for the following professional services (in millions):

	Fiscal 2004	Fiscal 2003
Audit-Related Fees (a)	$0.056	$0.136
Tax Fees	$0.203	$0.123
All Other Fees	$0	$0

(a)	None of these fees were covered by the de minimus safe harbor exception from Audit Committee pre-approval set forth in Rule 2-01(c)7(ii)(C) of the Commission's Regulation S-X.

Audit Committee's Pre-Approval Policies for Auditor Services

The Audit Committee pre-approves the audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors' independence. The Audit Committee periodically determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of such pre-approved services and the pre-approved cost levels. Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered and the fees paid for the audit, audit-related, tax and other pre-approved services and reports at least quarterly to the Audit Committee on these matters.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the fiscal year ended January 2, 2005, which we refer to here as our audited financial statements:

•	The Audit Committee reviewed and discussed the audited financial statements with management and the Company's independent auditors, KPMG;

•	The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Committee has received the written disclosures and the letter from KPMG, required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from the Company; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 2, 2005 for filing with the Securities and Exchange Commission.
Audit Committee Daniel P. Tredwell, Chairman Marshall A. Cohen J. Michael Losh

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of beneficial ownership and changes in such ownership with the SEC. Such officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms furnished to us, or written representations from certain reporting persons, during 2004 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that Mr. Nowak failed to timely report the receipt of a stock option grant and a restricted stock unit award.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Stockholders who intend to present a proposal for inclusion in our Proxy Statement and Proxy relating to the 2006 Annual Meeting or at such meeting must provide written notice of such intent to our Chairman or Secretary at our address stated in the Notice of Annual Meeting by December 23, 2005.

STOCKHOLDER COMMUNICATIONS

Complaints and concerns about accounting, internal accounting controls, or auditing or related matters pertaining to Metaldyne or its consolidated subsidiaries may be submitted by writing to the Chairman of the Audit Committee, addressed "Attention: Chairman, Audit Committee," and delivered to the address provided at the end of this section. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked "Confidential." Complaints and concerns may also be submitted by calling the Metaldyne Ethics and Compliance Hotline toll-free at 1-877-888-0002.

Other communications to the Board, any Board Committee, the non-management directors as a group or any individual director should be in writing and addressed to the attention of the Chairman of the Board, the Chairman of the particular Committee, the Non-Management Directors, or the individual director, as applicable, and delivered to Metaldyne Corporation at either our mailing address: 47603 Halyard Drive, Plymouth, Michigan 48170.

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting requiring a vote by our stockholders. including any question as to adjournment of the meeting, the persons named in the enclosed proxy will vote the shares represented thereby with respect to such matters in accordance with their best judgment in our interests.

By Order of the Board of Directors
/s/ R. Jeffrey Pollock
R. Jeffrey Pollock Secretary

Plymouth, Michigan
April 20, 2005

Annex A

METALDYNE CORPORATION
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

I.    Purpose

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Metaldyne Corporation (the "Corporation") shall:

A.	Assist the Board in fulfilling the Board's oversight responsibilities regarding: (i) the integrity of the Corporation's financial statements and the Corporation's systems of internal accounting and financial controls; (ii) the qualifications, independence and performance of the Corporation's independent auditors; (iii) the performance of the Corporation's internal audit function; and (iv) compliance by the Corporation with applicable legal and regulatory requirements, and the Corporation's internal ethics policies; and

B.	Prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Corporation's annual proxy statement.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These tasks are the responsibility of management and the independent auditor.

II.    Structure and Operations

Composition and Qualifications

The Committee shall be comprised of at least three (3) members who shall be directors of the Corporation. Each member of the Committee shall satisfy any then applicable independence, experience, financial literacy, financial expertise and other requirements, standards and qualifications as may from time to time be required by the Securities Exchange Act of 1934, the SEC, and any other applicable regulatory bodies. At least one member of the Committee shall be an "audit committee financial expert", as defined by the SEC and as determined by the Board, or the Corporation shall disclose when required that it does not, and why it does not, have an "audit committee financial expert" serving on the Committee. Committee members shall not serve simultaneously on the audit committees of more than two other public companies unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee, such determination to be disclosed as required by applicable stock exchange requirements.

No Committee member shall be employed by or currently affiliated with the Corporation's independent auditor. No Committee member shall receive compensation from the Corporation other than the fees paid to Directors and Committee members for service on the Board and committees thereof.

Appointment and Removal

The members of the Committee shall be elected by the Board to serve at the pleasure of the Board and until their successors shall be duly elected, appointed and qualified, or until their earlier death, resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

Chairperson

A director shall be appointed as the chairperson by the full Board or, in the absence thereof, by majority vote of the full Committee. The chairperson shall be a voting member of the Committee and shall be responsible for leadership of the Committee, including the determination (with input from Committee members and in consultation with management, the chief internal audit executive and the independent auditors) of the agenda for Committee meetings, presiding over Committee meetings and reporting to the Board.

III.    Meetings

The Committee shall meet at least four (4) times per year or more often as the Committee determines appropriate. The Chairperson of the Board or any member of the Committee may request a meeting of the Committee. All meetings may be held telephonically or as otherwise permitted by the Corporation's By-laws or applicable law. A majority of the members of the Committee shall constitute a quorum and a majority of the members in attendance when a quorum is present shall decide any matter properly brought before the Committee. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these groups believes should be discussed privately and warrants Committee attention. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee and to provide pertinent information as it determines necessary.

IV.    Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its purposes outlined in Section I of this Charter. These responsibilities should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal and other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to applicable de minimus exceptions for permitted non-audit services which are approved by the Committee prior to the completion of the audit. The Committee may, to the extent it deems necessary or appropriate, form and delegate authority to one or more subcommittees consisting of one or more of its members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors at the Corporation's expense. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Corporation, to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee will keep minutes of its meetings and make such minutes available to the full Board for review. The Committee shall report regularly to the Board. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision.

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including the Corporation's disclosures made in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), and recommend to the Board whether the audited financial statements should be included in the Corporation's Form 10-K.

2.	Review and discuss with management and the independent auditor the Corporation's quarterly financial statements, including the Corporation's disclosures made in MD&A and the results of the independent auditor's review of the quarterly financial statements, prior to the filing of the Corporation's Form 10-Q.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements, including analyses of the effects of alternate GAAP methods on the financial statements, major issues regarding accounting principles and financial statement presentations, any significant changes in the Corporation's selection or application of accounting principles, any major issues as to the adequacy of the Corporation's internal controls and any special steps adopted in light of material internal control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors, to the extent required or appropriate, on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Corporation's earnings press releases, financial information and earnings guidance provided to analysts and rating agencies. Any pre-release regarding earnings may be reviewed and approved on behalf of the Committee by the Chairperson or any Committee member. The Committee's responsibilities may be performed generally, such as by discussion of the types of information to be disclosed and the type of presentation to be made. The Committee is not required hereby to discuss in advance each earnings release and each instance in which the Corporation may provide earnings guidance.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the Corporation's financial statements.

7.	Discuss with management the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation's risk assessment and risk management policies.

8.	Review with management, the internal auditor and the independent auditor the quality, adequacy and effectiveness of the Corporations, internal controls and any significant deficiencies or material weaknesses in internal controls, and review any disclosures made to the Committee by the Corporation's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Forms 10-Q, with respect thereto or with respect to any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

9.	Prepare a Committee report as required by the rules of the SEC to be included in the Corporation's annual proxy statement.

Independent Auditors

10.	Consistent with the first and second paragraphs of this Section IV, select, retain and terminate, if appropriate, the independent auditor, set the auditor's compensation and pre-approve all audit services to be provided by the independent auditor.

11.	Consistent with the second paragraph of this Section IV, pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services.

12.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation (so the Committee may assess the firm's independence).

13.	Receive periodic reports from the independent auditor regarding the auditor's independence in accordance with applicable laws and New York Stock Exchange (or other then applicable exchange) requirements, and discuss such reports with the independent auditor.

14.	Evaluate at least annually the qualifications, performance and independence of the independent auditor, including that of the lead partner of the independent auditor, and consider whether the auditor's quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the auditor's independence. In making its evaluation, the Committee shall take into account the opinions of management and the Corporation's internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent auditor.

15.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. The Committee shall consider whether audit firm rotation is necessary in order to assure continuing auditor independence.

16.	Set policies for the Corporation's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation. Approve the hiring into the Corporation at the LTVCP participation level or above of any employee of the Corporation's independent auditor or former employee of the Corporation's independent auditor who has worked for the Corporation's independent auditor within the last five years.

17.	Review with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management and any changes required in the planned scope of the internal audit. Among the items that the Committee may wish to review with the independent auditor are (i) any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement and (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to the Corporation.

18.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Corporation's Internal Audit Function

19.	Review the appointment and removal of the senior internal auditing executive.

20.	Review at least annually the scope and results of the then current and future internal audit programs, including procedures for implementing accepted recommendations made by the internal auditors, the internal audit charter, plans, activities, staffing, budget, the organizational structure of the internal audit function and any significant matters contained in reports from the senior internal auditing executive and management's responses thereto.

21.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

22.	Discuss with the independent auditor its findings, if any, with respect to related party transactions and illegal acts.

23.	Obtain from the Corporation's independent auditor assurance that Section 10A(b) of the Securities Exchange Act has not been implicated.

24.	Review (a) the status of compliance with laws, regulations and internal policies and procedures, including the Corporation's Code of Ethics and Business Conduct ("Code of Conduct"), (b) the scope and status of systems designed to promote the Corporation's compliance with laws, regulations and internal policies and procedures, through receipt of reports from management, legal counsel and third parties as determined by the Committee.

25.	Review reports and disclosures of insider and affiliated party transactions.

26.	Advise the Board with respect to the Corporation's compliance with legal and regulatory matters.

27.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters, or other violations of the Corporation's Code of Conduct.

28.	Conduct or authorize investigations into any matter within the scope of its responsibilities as set forth herein.

29.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's financial statements or accounting policies.

30.	Discuss with the Corporation's General Counsel legal matters that may have a material impact on the financial statements or the Corporation's compliance policies.

31.	Review information concerning travel and entertainment expenses reported to the Corporation by the Board and the chief executive officer of the Corporation.

32.	Perform such other duties, responsibilities and activities as may be assigned to the Committee by law or applicable stock exchange regulation, the Corporation's restated certificate of incorporation, the Corporation's restated by-laws, or as the Committee or the Board deems necessary or appropriate.

V.    Annual Performance Evaluation

The Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

METALDYNE CORPORATION

This Proxy is solicited on Behalf of the Board of Directors of Metaldyne Corporation (the "Company"). The undersigned hereby appoints Daniel P. Tredwell and R. Jeffrey Pollock, acting together or individually, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on May 5, 2005, and any adjournments or postponements thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given, the shares will be voted "FOR" item 1 below, said item being more fully described in the Notice of such meeting and the accompanying Proxy Statement, receipt of which are hereby acknowledged.

The Board of Directors Recommends You Vote "FOR" item 1 Below.

1.    ELECTION OF DIRECTORS

FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

Gary M. Banks, Charles E. Becker, Marshall A. Cohen, Cynthia L. Hess, Timothy D. Leuliette, J. Michael Losh, Wendy Beale Needham, David A. Stockman, Daniel P. Tredwell and Samuel Valenti, III.

Instruction: To withhold authority to vote for an individual nominee, strike a line through the nominee's name listed above.

(Continued, and to be dated and signed, on the other side)

(Continued from the other side)

Please Complete All Information Below
Date: ______________________ , 2005

Signature

Signature
Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.